INVESTMENT MANAGERS SERIES TRUST
803 W. Michigan Street
Milwaukee, WI 53233

December 15, 2011

VIA EDGAR TRANSMISSION

Mr. John Ganley
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549

Re:	Investment Managers Series Trust – 361 Managed Futures Strategy Fund and 361 Long/Short Equity Fund

Request for Acceleration

Dear Mr. Ganley:

Pursuant to the Securities and Exchange Commission’s authority under Rule 461(a) and Rule 485(a)(3) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), we request that effectiveness of Post-Effective Amendment No. 194 under the Securities Act and Post-Effective Amendment No. 201 under the Investment Company Act of 1940, as amended, filed on Form N-1A on behalf of the Trust on December 15, 2011 be accelerated to December 15, 2011.

Very truly yours,
Investment Managers Series Trust

By:	/s/ John Zader
John Zader
President and Trustee

Grand Distribution Services, LLC ♦ 803 West Michigan Street ♦ Milwaukee, WI 53233

December 15, 2011

VIA EDGAR TRANSMISSION

Mr. John Ganley
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549

Re:	Investment Managers Series Trust – 361 Managed Futures Strategy Fund and 361 Long/Short Equity Fund

Request for Acceleration

Dear Mr. Ganley:

As the principal underwriter of the Investment Managers Series Trust (the “Trust”), and pursuant to the Securities and Exchange Commission’s authority under Rule 461(a) and Rule 485(a)(3) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), we request that effectiveness of Post-Effective Amendment No. 194 under the Securities Act and Post-Effective Amendment No. 201 under the Investment Company Act of 1940, as amended, filed on Form N-1A on behalf of the Trust on December 15, 2011 be accelerated to December 15, 2011.

Very truly yours,
GRAND DISTRIBUTION SERVICES, LLC

By:	/s/ Robert Tuszynski_____________
Name:   Robert Tuszynski
Title:      President